Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the UFood Restaurant Group, Inc. Consulting Agreement and Benefit Plan of our report dated March 26, 2010 with respect to our audits of the consolidated financial statements of UFood Restaurant Group, Inc. and subsidiaries as of December 27, 2009 and December 28, 2008 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years then ended filed with the Securities and Exchange Commission.

/s/ CCR LLP CCR LLP
Westborough, Massachusetts
May 10, 2010